Exhibit 99.1
NEWS RELEASE

Sylvamo Delivers Results In Line With Outlook,
Well Positioned With Strong Balance Sheet

MEMPHIS, Tenn. – May 9, 2025 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing first quarter 2025 earnings.

Financial Highlights – First Quarter vs. Fourth Quarter

•Net income of $27 million ($0.65 per diluted share) vs. $81 million ($1.94 per diluted share)
•Adjusted operating earnings1 of $28 million ($0.68 per diluted share) vs. $82 million ($1.96 per diluted share)
•Adjusted EBITDA2 of $90 million (11% margin) vs. $157 million (16% margin)
•Cash provided by operating activities of $23 million vs. $164 million
•Free cash flow3 of $(25) million vs. $100 million

Commercial and Operational Highlights – First Quarter vs. Fourth Quarter

•Price and mix was unfavorable by $10 million, driven by paper price decreases in Europe and in our Brazilian export regions, as well as seasonally unfavorable mix in Latin America
•Volume decreased by $30 million due to the seasonally weakest demand quarter in Latin America, lower volume from our exit of the supply agreement with International Paper’s Georgetown, South Carolina, mill and operational challenges in North America
•Operations and other costs increased by $12 million, driven by unfavorable foreign currency exchange rates and operational challenges in North America
•Planned maintenance outage expenses rose by $9 million
•Input and transportation costs increased by $6 million, primarily driven by seasonally higher energy prices and longer than expected extreme cold weather across the United States in the first quarter

Second Quarter Outlook

•Adjusted EBITDA of $75 million to $95 million
•Compared to the first quarter:
◦Price and mix are expected to improve by $5 million to $10 million due to favorable mix in Latin America and North America
◦Volume is projected to remain stable in the range of $(5) million to $5 million
◦Operations and other costs are expected to improve by $10 million to $15 million primarily due to improving manufacturing operations and seasonally lower operating costs in Europe and North America
◦Input and transportation costs are projected to improve by $5 million to $10 million due to energy
◦Total planned maintenance outage expenses are expected to increase by $36 million
•We expect quarterly earnings to significantly improve in the second half of the year as we benefit from lower planned maintenance outage expenses, improved commercial results and better operations.

Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras

In the first quarter, we completed a heavy planned maintenance outage schedule in Europe and North America. The second quarter will be our heaviest outage quarter of the year, and by mid-year, we will have spent over 80% of the total annual planned maintenance outage costs.

We returned nearly $40 million in cash to shareowners in the first quarter. We distributed $18 million via the first quarter dividend and repurchased $20 million in shares. We will continue evaluating opportunities to repurchase shares at attractive prices with $62 million remaining on our $150 million share repurchase authorization from September 2023. Our board of directors also declared a second quarter dividend of $0.45 per share, which we paid April 29.

We understand one of the main risks in today’s environment is a global economic slowdown due to the current tariff situation, which could impact uncoated freesheet demand. Some shifts in uncoated freesheet and pulp trade flows are already starting to materialize. We also anticipate higher risks of inflation on our raw materials, transportation and capital spending. While these present possible challenges, these risks appear manageable because we are primarily sourcing and shipping locally, and have a very strong balance sheet.

Over 90% of our raw materials are sourced locally, with very little coming from China. In Europe and North America, more than 90% of our shipments stay within their respective region. In Latin America, 80% of our shipments remain in the region. Although we export about 20% of our products from Latin America, we are well positioned as our Brazilian mills are some of the world’s most competitive and low-cost uncoated freesheet facilities.

We currently have a 1.1x leverage ratio with no major maturities until 2027. Our strong balance sheet, available cash on hand and the availability of our $400 million revolver allow us to run our business, take care of customers and invest in our future.

On April 16, we announced a senior leadership transition plan. After more than three decades of working in the paper and packaging industry, I have decided to retire at the end of the year. Serving as Sylvamo’s chairman and CEO has been one of the greatest highlights of my career.

John Sims, who served as Sylvamo’s first senior vice president and chief financial officer, will become our next CEO Jan. 1, 2026. John has 31 years of extensive experience leading printing papers and packaging businesses in Europe and North America. He has been instrumental in our work to build the world’s paper company and drive our company’s strong performance. On May 1, he became our chief operating officer. As COO, Sims will lead commercial and operational functions, while I lead corporate functions for the remainder of the year. I know he will continue to amplify Sylvamo’s success well into the future.

Don Devlin became our new senior vice president and CFO May 1. He joins us from International Paper after 27 years with the company. He served in a variety of leadership roles, including finance director for European Papers, chairman and CEO of IP’s uncoated freesheet business in India and, most recently, vice president, finance and strategy for Industrial Packaging.

Finally, I want to remind you Sylvamo is a cash flow story and will remain so. We will continue leveraging our strengths to drive high returns on invested capital and generate free cash flow. We use that cash to maintain a strong financial position, reinvest in our business and return cash to shareowners. Our position of financial strength allows us to navigate this uncertain environment without changing our thoughtful, long-term approach to capital allocation. We are confident in our future and motivated by the opportunities that lie ahead.

1 Adjusted Operating Earnings (non-GAAP) are net income (GAAP), net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (GAAP), net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of its operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net Sales	$821	$970	$905
Net Income	27	81	43
Business Segment Operating Profit	44	109	72
Adjusted Operating Earnings	28	82	45
Adjusted EBITDA	90	157	118
Cash Provided By Operating Activities	23	164	27
Free Cash Flow	(25)	100	(33)
Segment Information

Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (d) under the "Sales and Earnings by Business Segment" table (page 7). First quarter 2025 net sales by business segment and operating profit by business segment compared with the fourth quarter of 2024 and the first quarter of 2024 are as follows:

Business Segment Results

(In millions)	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net Sales by Business Segment
Europe	$190	$194	$207
Latin America	199	266	216
North America	438	514	490
Inter-segment Sales	(6)	(4)	(8)
Net Sales	$821	$970	$905
Operating Profit by Business Segment
Europe	$(24)	$3	$(4)
Latin America	26	50	14
North America	42	56	62
Business Segment Operating Profit (Loss)	$44	$109	$72
Operating profits in the first quarter of 2025:

Europe - $(24) million compared with $3 million in the fourth quarter of 2024. Earnings were lower due to higher operating and input costs, higher planned maintenance outages and unfavorable price and mix which more than offset higher volumes and lower unabsorbed costs due to economic downtime.

Latin America - $26 million compared with $50 million in the fourth quarter of 2024. Earnings were lower due to lower volumes, unfavorable price and mix, higher operating costs and higher planned maintenance outages, partially offset by lower input costs.

North America - $42 million compared with $56 million in the fourth quarter of 2024. Earnings were lower due to lower volumes and higher operating and input costs which more than offset favorable price and mix, lower planned maintenance outages and lower unabsorbed costs due to economic downtime.

Effective Tax Rate

The reported effective tax rate for the first quarter of 2025 was 18%, compared to 19% for the fourth quarter of 2024. The lower rate for the first quarter was primarily driven by a higher stock-based compensation windfall, which resulted in a discrete tax benefit recognized during the quarter. The low rate in the fourth quarter was due to the mix of earnings in our regions, favorable return to accruals and the purchase of tax credits.

Excluding net special items, the effective tax rate for the first quarter of 2025 was 20%, compared with 19% for the fourth quarter of 2024.

The effective tax rate excluding net special items is a non-GAAP financial measure and is calculated by adjusting the income tax provision and rate to exclude the tax effect at the applicable statutory rate of net special items. Management believes that this presentation provides useful information to investors by providing a more meaningful comparison of the income tax rate between past and present periods.

Effects of Net Special Items

Net special items in the first quarter of 2025 amounted to a net after-tax charge of $1 million ($0.03 per diluted share), compared with a net after-tax charge of $1 million ($0.02 per diluted share) in the fourth quarter of 2024.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EDT at investors.sylvamo.com.
Those who want to participate should call 800-715-9871 (U.S.) or +1-646-307-1963 (international) and use access code 6289099.

Replays are available at investors.sylvamo.com for one year and by phone for one week. To listen by phone, call 800-770-2030 (U.S.) or +1-609-800-9909 (international) and use access code 6289099.

Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "Second Quarter Outlook" and "Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31, 2024
	2025		2024
Net Sales	$821		$905		$970
Costs and Expenses
Cost of products sold	662		716	(b)	733
Selling and administrative expenses	73	(a)	74	(c)	81	(d)
Depreciation, amortization and cost of timber harvested	40		39		44	(e)
Taxes other than payroll and income taxes	4		7		5
Interest expense (income), net	9		9		7
Income Before Income Taxes	33		60		100
Income tax provision	6		17		19
Net Income	$27		$43		$81
Earnings Per Share
Basic	$0.66		$1.04		$1.98
Diluted	$0.65		$1.02		$1.94
Average Shares of Common Stock Outstanding - Diluted	41		42		42
The accompanying notes are an integral part of this consolidated statement of operations.

Three Months Ended March 31, 2025

(a) Includes a pretax loss of $1 million ($1 million after tax) related to the termination of the Georgetown mill offtake agreement and a pre-tax loss of $1 million ($0 million after tax) related to environmental reserves in Brazil.

Three Months Ended March 31, 2024

(b) Includes a pre-tax loss of $1 million ($1 million after taxes) for other items.

(c) Includes pre-tax loss of $2 million ($1 million after taxes) for integration costs related to the Nymölla acquisition.

Three Months Ended December 31, 2024

(d) Includes a pre-tax loss of $1 million ($0 million after taxes) for certain severance costs related to our salaried workforce and a pre-tax gain of $1 million ($0 million after taxes) for other items.

(e) Includes pre-tax loss of $2 million ($1 million after taxes) related to forest fires in Brazil.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31, 2024
	2025	2024
Net Income	$27	$43	$81
Add back: Net special items expense (income)	1	2	1
Adjusted Operating Earnings	$28	$45	$82

	Three Months Ended March 31,		Three Months Ended December 31, 2024
	2025	2024
Diluted Earnings Per Common Share as Reported	$0.65	$1.02	$1.94
Add back: Net special items expense (income)	0.03	0.05	0.02
Adjusted Operating Earnings Per Share	$0.68	$1.07	$1.96

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2024
	2025	2024
Europe	$190	$207	$194
Latin America	199	216	266
North America	438	490	514
Inter-segment Sales	(6)	(8)	(4)
Net Sales	$821	$905	$970

Operating Profit by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31, 2024
	2025		2024
Europe	$(24)		$(4)		$3
Latin America	26		14		50
North America	42		62		56
Business Segment Operating Profit (Loss)	$44		$72		$109

Income Before Income Taxes	$33		$60		$100
Interest expense (income), net	9		9		7
Net special items expense (income)	2	(a)	3	(b)	2	(c)
Business Segment Operating Profit (d)	$44		$72		$109
Three Months Ended March 31, 2025

(a) Includes a pre-tax loss of $1 million ($1 million after tax) related to the termination of the Georgetown mill offtake agreement and a pre-tax loss of $1 million ($0 million after tax) related to environmental reserves in Brazil.

Three Months Ended March 31, 2024

(b) Includes pre-tax loss of $2 million ($1 million after taxes) for integration costs related to the Nymölla acquisition and pre-tax loss of $1 million ($1 million after taxes) for other items.

Three Months Ended December 31, 2024

(c) Includes pre-tax loss of $2 million ($1 million after taxes) related to forest fires in Brazil, a pre-tax loss of $1 million ($0 million after taxes) for certain severance costs related to our salaried workforce and a pre-tax gain of $1 million ($0 million after taxes) for other items.

(d) As set forth in the chart above, business segment operating profit is defined as income before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2024
	2025	2024
Net Income	$27	$43	$81
Adjustments:
Income tax provision	6	17	19
Interest expense (income), net	9	9	7
Depreciation, amortization and cost of timber harvested	40	39	44
Stock-based compensation	6	7	6
Net special items expense (income)	2	3	—
Adjusted EBITDA	$90	$118	$157
Net Sales	$821	$905	$970
Adjusted EBITDA Margin	11.0%	13.0%	16.2%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2024
	2025	2024
Adjusted EBITDA
Europe	$(15)	$5	$14
Latin America	46	34	70
North America	59	79	73
Total Business Segment Adjusted EBITDA	$90	$118	$157
Net Sales (excluding inter-segment sales eliminations)
Europe	$190	$207	$194
Latin America	199	216	266
North America	438	490	514
Total Business Segment Net Sales	$827	$913	$974
Adjusted EBITDA Margin
Europe	(8)%	2%	7%
Latin America	23%	16%	26%
North America	13%	16%	14%

SYLVAMO CORPORATION
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash and temporary investments	$154	$205
Accounts and notes receivable, net	416	429
Contract assets	26	26
Inventories	372	361
Other current assets	43	42
Total Current Assets	1,011	1,063
Plants, Properties and Equipment, Net	977	944
Forestlands	350	319
Goodwill	119	111
Right of Use Assets	59	58
Deferred Charges and Other Assets	113	109
Total Assets	$2,629	$2,604
Liabilities and Equity
Current Liabilities
Accounts payable	$386	$375
Notes payable and current maturities of long-term debt	23	22
Accrued payroll and benefits	52	79
Other current liabilities	155	206
Total Current Liabilities	616	682
Long-Term Debt	794	782
Deferred Income Taxes	162	152
Other Liabilities	149	141
Equity
Common stock, $1.00 par value, 200.0 shares authorized, 45.5 shares and 44.9 shares issued and 40.7 shares and 40.6 shares outstanding at March 31, 2025 and December 31, 2024, respectively	45	45
Paid-In Capital	78	71
Retained Earnings	2,463	2,455
Accumulated Other Comprehensive Loss	(1,410)	(1,490)
	1,176	1,081
Less: Common stock held in treasury, at cost, 4.8 shares and 4.3 shares at March 31, 2025 and December 31, 2024, respectively	(268)	(234)
Total Equity	908	847
Total Liabilities and Equity	$2,629	$2,604

SYLVAMO CORPORATION
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net income	$27	$43
Depreciation, amortization, and cost of timber harvested	40	39
Deferred income tax provision (benefit), net	—	2
Stock-based compensation	6	7
Changes in operating assets and liabilities and other
Accounts and notes receivable	30	8
Inventories	4	(5)
Accounts payable and accrued liabilities	(63)	(45)
Other	(21)	(22)
Cash Provided By Operating Activities	23	27
Investing Activities
Invested in capital projects	(48)	(60)
Cash Provided By (Used for) Investing Activities	(48)	(60)
Financing Activities
Dividends paid	(18)	(12)
Issuance of debt	23	6
Reduction of debt	(11)	(17)
Repurchases of common stock	(20)	(5)
Other	(5)	(7)
Cash Provided By (Used for) Financing Activities	(31)	(35)
Effect of Exchange Rate Changes on Cash	5	(3)
Change in Cash, Temporary Investments and Restricted Cash	(51)	(71)
Cash, Temporary Investments and Restricted Cash
Beginning of the period	205	280
End of the period	$154	$209

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2024
	2025	2024
Cash Provided By Operating Activities	23	27	$164
Adjustments:
Cash invested in capital projects	(48)	(60)	(64)
Free Cash Flow	$(25)	$(33)	$100

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted EBITDA - Second Quarter 2025 Outlook
Estimates
(In millions)

Three Months Ended June 30, 2025

Net Income	$9 - $23
Adjustments:
Income tax provision	3 - 9
Interest expense (income), net	8
Depreciation, amortization and cost of timber harvested	48
Stock-based compensation	7
Adjusted EBITDA	$75 - $95
The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.